Exhibit 21

BLACK HILLS CORPORATION

SUBSIDIARIES

December 31, 2024

	Subsidiary Name	State of Origin
1.	Black Hills Colorado Electric, LLC *	Delaware
2.	Black Hills Colorado Gas, Inc. *	Colorado
3.	Black Hills Colorado IPP, LLC *	South Dakota
4.	Black Hills Colorado Wind, LLC	Delaware
5.	Black Hills Electric Generation, LLC *	South Dakota
6.	Black Hills Electric Parent Holdings, LLC	South Dakota
7.	Black Hills Energy Arkansas, Inc. *	Arkansas
8.	Black Hills Energy Renewable Resources, LLC	South Dakota
9.	Black Hills Energy Services Company *	Colorado
10.	Black Hills Exploration and Production, Inc. *	Wyoming
11.	BHERR Holdings, LLC	South Dakota
12.	Black Hills Gas, Inc.	Delaware
13.	Black Hills Gas, LLC	Delaware
14.	Black Hills Gas Holdings, LLC	Delaware
15.	Black Hills Gas Parent Holdings II, Inc.	Delaware
16.	Black Hills Gas Resources, Inc. *	Colorado
17.	Black Hills/Iowa Gas Utility Company, LLC *	Delaware
18.	Black Hills/Kansas Gas Utility Company, LLC *	Kansas
19.	Black Hills Nebraska Gas, LLC *	Delaware
20.	Black Hills Non-regulated Holdings, LLC	South Dakota
21.	Black Hills Plateau Production, LLC *	Delaware
22.	Black Hills Power, Inc. *	South Dakota
23.	Black Hills Service Company, LLC *	South Dakota
24.	Black Hills Shoshone Pipeline, LLC *	Wyoming
25.	Black Hills Utility Holdings, Inc. *	South Dakota
26.	Black Hills Wyoming, LLC	Wyoming
27.	Black Hills Wyoming Gas, LLC *	Wyoming
28.	Cheyenne Light, Fuel and Power Company *	Wyoming
29.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica
30.	N780BH, LLC	South Dakota
31.	Rocky Mountain Natural Gas LLC *	Colorado
32.	Wyodak Resources Development Corp. *	Delaware

* doing business as Black Hills Energy